Exhibit 10.1

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (“Amendment”) is entered into as of May 9, 2025 (the “Effective Date”), by and between LMM II IN LLC, a Delaware limited liability company (“Landlord”) and MBX BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord’s predecessor-in-interest (Zeller-Carmel Property, L.L.C.) and Tenant entered into an Office Lease, dated April 28, 2022 (the “Existing Lease”), for space containing approximately 6,493 rentable square feet (the “Premises”) known as Suite 300 in the building commonly known as Meridian Mark II, 11711 N. Meridian Street, Carmel, IN 46032 (the “Building”).

B.
Landlord and Tenant desire to amend the Existing Lease to extend the Term, expand the Premises and to make certain other amendments to the provisions of the Existing Lease as hereinafter provided, subject to and upon the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties agree to the foregoing and in consideration of the mutual promises herein, agree to amend the Lease as follows, as of the Effective Date unless otherwise noted.

1.
Each initially capitalized word or term used as a defined term in this Amendment but not otherwise defined herein shall have the same meaning as is ascribed to such initially capitalized word or term in the Existing Lease. From and after the date of this Amendment the term “Lease” shall be deemed to mean and refer to, collectively, the Existing Lease as amended by this Amendment. The Recitals described above are hereby incorporated into this Amendment by this reference as if fully set forth herein.
2.
Tenant hereby acknowledges, confirms and agrees that to the knowledge of Tenant (a) Landlord has performed all of Landlord's obligations under the Lease through the date of Tenant's execution hereof and is not in default of any term or condition of the Lease and that Tenant has no rights or offsets against Landlord, and (b) Tenant is not in default under any of the terms or conditions of the Lease as of the date of Tenant's execution hereof.

3.
(a) Effective as of the Effective Date, Landlord and Tenant hereby agree that the Premises shall be increased by a total of approximately 1,767 rentable square feet on the third floor of the Building, as such space is identified on Exhibit A attached hereto and incorporated herein (the “Expansion Premises”). As of the Effective Date, Paragraph 1 of the Lease is hereby amended to provide that the Premises shall increase from a total of approximately 6,493 rentable square feet (the “Existing Premises”) to approximately 8,260 rentable square feet to include the Expansion Premises. From and after the Effective Date, the term “Premises” shall refer to both the Existing Premises and the Expansion Premises.

(b) Commencing on the Effective Date, Tenant shall have the right to occupy the Expansion Premises prior to the Extended Term Commencement Date (as hereinafter defined) for the purposes set forth in Paragraph 7(a) of the Existing Lease and for no other purpose. Tenant’s use of the Expansion Premises from and after the Effective Date and until the Extended Term Commencement Date shall be subject to the terms and conditions of the Lease, except that Tenant shall not be required to pay any Base Rent or any Rent Adjustment with respect to the Expansion Premises during such period.

4.
(a) Tenant hereby accepts the Expansion Premises and the Existing Premises in their “AS-IS” condition, without any obligation on the part of Landlord to alter, remodel, improve, repair or decorate the Expansion Premises or the Existing Premises or any part thereof and without any obligation on the part of Landlord to provide any allowance to Tenant for any alteration, remodeling, improvement, repairing or decorating thereof, except for the obligations to be performed by Landlord described in this Paragraph 4.

(b) Tenant shall have until June 1, 2026 (the “Allowance Deadline”) to provide written notice (the “Allowance Notice”) to Landlord of certain tenant finish improvements (the “Tenant Finish Improvements”) that Tenant requests that Landlord will construct and complete in the Existing Premises and/or the Expansion Premises in accordance with the Work Letter attached to this Amendment, made a part hereof and marked Exhibit B (collectively, the “Work”). Landlord shall have the right to review and approve the proposed Work requested by Tenant. If Tenant has not delivered the Allowance Notice to Landlord by the Allowance Deadline, then the Allowance shall be deemed forfeited, and Landlord shall have no obligation to perform any Work pursuant to this Paragraph 4.

(c) Upon substantial completion of the Work, Tenant shall execute an Estoppel Letter, in the form attached to this Amendment, made a part hereof and marked Exhibit C, signed by an officer or principal of Tenant acknowledging that Tenant has accepted the Premises for occupancy and that the condition of the Premises, including the Work (if any) constructed thereon, were at the time satisfactory and in conformity with the provisions of this Amendment in all respects, except for any defects or omissions as may be listed in any final inspection "punch-list". Landlord shall thereafter correct all such defects or omissions. Such estoppel shall become a part of the Lease. If Tenant fails to execute such estoppel within five (5) business days after request by Landlord, Tenant shall be deemed to have accepted the Premises in the manner described in this Paragraph, even though the estoppel provided for herein may not have been executed by Tenant.

(d) Landlord and Tenant acknowledge and agree that the Work shall be completed while Tenant is in possession of the Premises. Tenant agrees to cooperate with Landlord to avoid any unnecessary interference with the Work, and Landlord agrees to cooperate with Tenant to avoid any unnecessary interference with the conduct of Tenant's business in the Premises. Tenant acknowledges that the Work may occur during normal business hours while Tenant is in occupancy of the Premises and that no interference to Tenant's business operations in, or use of, the Premises shall entitle Tenant to any abatement of rent or any other concession, or give rise to any claim against, or liability of Landlord. Tenant shall be liable to Landlord for any damage to the Premises or any portion of the Work caused by Tenant or any of Tenant’s employees, agents, contractors, workers, suppliers or invitees.

5.
Landlord and Tenant hereby agree to extend the Term of the Lease for thirty-six (36) months (the “Extended Term”), beginning January 1, 2026 (the “Extended Term Commencement Date”), and expiring December 31, 2028, unless sooner terminated as provided in the Lease. The Term shall hereafter be defined to include the Extended Term for all purposes under the Lease as hereby amended.

6.
For avoidance of doubt, Tenant shall retain its option to renew the Lease in accordance with the second and third paragraphs of Paragraph 2 of the Existing Lease; provided that, any reference in such paragraphs to the “Initial Term” shall mean the Extended Term hereunder.
7.
As of the Extended Term Commencement Date, Paragraph 3(iv) of the Existing Lease is hereby replaced with the following:

“(iv) “Tenant’s Proportionate Share” of Landlord’s Operating Expenses and Taxes shall mean the percentage determined by dividing the rentable area of the Premises by the total rentable area of the Building and is herein fixed as 4.088% (based upon a total rentable area of the Building of 202,068 rentable square feet of space).”

8.
As of the Effective Date, the table showing Base Rent set forth in Paragraph 3(a) of the Existing Lease shall be supplemented with the following:

Period	Existing Premises (6,493 RSF) Monthly Base Rent	Expansion Premises (1,767 RSF) Monthly Base Rent
Effective Date – 12/31/2025	$14,782.40*	$0.00*
01/01/2026 – 12/31/2026	$14,977.19	$4,075.88
01/01/2027 – 12/31/2027	$15,350.53	$4,177.48
01/01/2028 – 12/31/2028	$15,734.70	$4,282.03

* As per existing rent table.

9.
Effective as of the Extended Term Commencement Date, Paragraph 3(ii) of the Existing Lease is hereby amended to read as follows:

“(ii) “Base Year” shall mean the 2026 calendar year.”

10.
Paragraph 26(a) of the Existing Lease with respect to the address that any rent or other payments required to be made by Tenant to Landlord shall be delivered or mailed is hereby amended to read as follows:

“If by Wire/ACH

Account Name: Zeller-Carmel Property L.L.C.

Account Number: 4943839845

Bank: Wells Fargo Bank, N.A.

San Francisco, CA

ABA Routing No.: 121 000 248

If by First Class Mail:

Zeller-Carmel Property, L.L.C.

P.O. Box 856192

Minneapolis, MN 55485-6192

If by Overnight Delivery:

Zeller-Carmel Property, L.L.C. (Lockbox 856192)

1801 Parkview Drive

1st Floor

Shoreview, MN 55126”

11.
Paragraph 26(c) of the Existing Lease with respect to Landlord’s notice address is hereby amended to read as follows:

Landlord:

LMM II IN LLC

c/o Ladder Capital Finance LLC

320 Park Avenue, 15th Floor

New York, New York 10022

Attention: Robert Perelman

With copies to:

LMM II IN LLC

c/o Ladder Capital Finance LLC

320 Park Avenue, 15th Floor

New York, New York 10022

Attention: Mark Ableman

And with copies to:

LMM II IN LLC

c/o Ladder Capital Finance LLC

320 Park Avenue, 15th Floor

New York, New York 10022

Attention: Kelly Porcella

And with copies to:

Zeller Management Corporation

11611 N. Meridian St., Suite 120

Carmel, IN 46032

Attn: Property Manager

12.
For avoidance of doubt, Tenant shall retain its Right of First Refusal set forth in Section 30 of the Existing Lease; provided, however, that such Right of First Refusal shall be applicable for any rentable space on the third (3rd) floor of the Building, as such space becomes available for rent on and after the date hereof.

13.
Landlord represents and warrants that it has been represented in connection with the transactions contemplated by this Amendment by Zeller Management Corporation (“Landlord's Broker”). Tenant represents and warrants that it has been represented in connection with the transactions contemplated by this Amendment by Cushman & Wakefield U.S., Inc. (“Tenant’s Broker”, and together with Landlord’s Broker, the “Brokers”). Landlord shall be responsible for any commissions that are due and payable to Landlord's Broker as a result of the transactions contemplated by this Amendment, and Landlord's Broker shall be responsible for payment of fees to Tenant's Broker. Tenant shall have no obligation to pay commissions to Tenant's Broker. Each party represents and warrants to the other party that, insofar as it knows, no broker or other person is entitled to any commission or fee in connection with the transactions contemplated by this Amendment. Each party shall indemnify and hold harmless the other party against any loss, liability, damage or claim incurred by reason of any commission or fee alleged to be payable to anyone because of any act, omission or statement of the indemnifying party. Such indemnity obligation shall be deemed to include payment of reasonable attorneys' fees and court costs incurred in defending any such claim and shall survive the cancellation, termination or expiration of the Term of the Lease.

14.
This Amendment shall be governed by and construed in accordance with the internal laws of the State of Indiana. The parties hereby agree that the exclusive jurisdiction and venue for any action arising out of, involving or in any way related to this Amendment or the Lease shall be the Indiana Commercial Court located in Hamilton County, Indiana or, if the Commercial Court does not exist, in a state court located in Hamilton County, Indiana or a Federal Court located in the Southern District of Indiana. If any provision of this Amendment or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Amendment and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The captions, headings, and titles contained in this Amendment are solely for convenience of reference and shall not affect its interpretation. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Amendment to be drafted. All prior representations, undertakings, and agreements by or between the parties with respect to the subject matter of this Amendment are merged into, and expressed in, this

Amendment, and any and all prior representations, undertakings, and agreements by and between such parties with respect thereto hereby are canceled.

15.
This Amendment may be executed in separate counterparts, each of which when executed shall be an original, but all of which together shall constitute a single instrument.

16.
This Amendment shall have no binding force or effect on either party unless and until each of the parties shall have executed this Amendment and submitted fully‑executed counterparts hereof, bearing their respective signatures, to one another.

17.
Except as otherwise modified or amended by this Amendment, the Lease is ratified and confirmed and shall remain in full force and effect. In the event of a conflict between the terms hereof and the terms of the Lease, the terms hereof shall control.
18.
Landlord and Tenant hereby represent and warrant to one another that this Amendment is being executed by their duly authorized representatives.

[Signatures begin on following page.]

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Amendment effective as of the Effective Date.

LANDLORD: LMM II IN LLC, a Delaware limited liability company By: /s/ Mark Ableman Signature Its: Mark Ableman Managing Director Date: 05/09/2025	TENANT: MBX BIOSCIENCES, INC., a Delaware corporation By: /s/ P. Kent Hawryluk Signature Its: P. Kent Hawryluk, President and Chief Executive Officer Date: 05/09/2025

EXHIBIT A

EXPANSION PREMISES

[***]

EXHIBIT B

WORK LETTER

The terms used herein shall have the meanings ascribed to them in the Amendment, unless otherwise stated herein. Landlord and Tenant agree that their respective rights and obligations in reference to the construction of the Tenant Finish Improvements shall be as follows:

1.
Scope of Work. Landlord shall have the right to review and approve the proposed Work requested by Tenant. Unless otherwise specified by Tenant, Landlord will designate the type and quantities of materials to be used in the construction of the Tenant Finish Improvements (hereinafter referred to as "Building Standard Construction"). Landlord shall have the right to designate, and from time to time to change, the materials, fixtures, colors and other items that are Building Standard Construction, provided that such changes are of equal or superior quality.
2.
Improvement Price. The "Improvement Price" for the Tenant Finish Improvements shall be calculated and paid as follows:

A. The Improvement Price shall include the cost of all architectural and engineering construction drawings and specifications required in connection with the Tenant Finish Improvements, all work, labor, material and equipment necessary to construct the Tenant Finish Improvements from the "as is" condition of the Existing Premises and the Expansion Premises (all such construction being hereinafter referred to as the "Work") and Landlord's construction review and coordination fee equal to five percent (5%) of the cost of the Work.

B. Landlord shall only be required to contribute up to a maximum of Sixty-Five Thousand and No/100 Dollars ($65,000.00) (the “Allowance”) towards the Improvement Price and Tenant shall pay all other costs of the Tenant Finish Improvements in excess of the Allowance (the “Excess Costs”). Tenant shall promptly pay to Landlord such Excess Costs prior to commencement of the Work, which payment must be received by Landlord no later than five (5) business days after Tenant’s receipt of any approval form evidencing such Excess Costs. In the event, and each time, that any change order by Tenant, unknown field condition, or delay caused by acts beyond Landlord’s control causes the Improvement Price to be increased after the time that Landlord delivers to Tenant any such approval form for Excess Costs, Landlord shall deliver to Tenant an updated approval form, indicating the revised calculation of the Excess Costs, if any. Tenant shall pay to Landlord, which payment must be received by Landlord within five (5) business days after submission to Tenant of the updated approval form, an amount equal to the Excess Costs, as shown in such updated approval form, less the amounts previously paid by Tenant to Landlord on account of the Excess Costs, and Landlord shall not be required to proceed further with the Work until Tenant has paid such amount. Once Landlord has completed the Work, any additional tenant finish improvements shall be at Tenant’s sole cost and expense. Delays in the performance of the Work resulting from the failure of Tenant to comply with the provisions of this section shall be deemed to be delays caused by Tenant. Upon completion of the Work, if Tenant shall have previously deposited money with Landlord to pay estimated Excess Costs and the amount so deposited should exceed the actual Excess Costs , Landlord shall refund to Tenant the excess amount of such deposit as a credit on Rent next due. If Tenant shall have underpaid the amount of money required to pay actual Excess Costs, Tenant shall promptly pay Landlord the amount of such underpayment as Additional Rent. In the event that the Improvement Price is less than the entire Allowance, then Landlord shall apply such difference as a credit against Base Rent next due provided that, at such time, Tenant is not in default under the Lease beyond any applicable notice and cure period.

C. Failure by Tenant to timely pay any amounts due hereunder shall be a default under Paragraph 19(a)(i) of the Existing Lease and failure by Tenant to perform any of its other obligations hereunder shall be a default under Paragraph 19(a)(ii) of the Existing Lease, entitling Landlord to all of its remedies under the Lease as well as all remedies otherwise available to Landlord.

3.
Guaranty. Landlord hereby guarantees (i) all labor associated with the Tenant Finish Improvements will be free of material defects for a period of one (1) year after the date of substantial completion of such improvements, and (ii) all materials incorporated into the Tenant Finish Improvements will be free of material defects for a period of one (1) year after the date such materials were received by Landlord’s contractor (provided, however, that such guaranty shall not extend to any appliances included as part of any such improvements), which guaranty periods shall be concurrent with the period of any applicable special guaranty required by any applicable construction documents relating to the Work.
4.
Landlord's Property. All work and materials furnished are Landlord's property and will be considered part of the Building, subject to Tenant's rights to use the same under the Lease.
5.
Binding Agreement. This Agreement is binding upon and inures to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns.

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LANDLORD:

LMM II IN LLC,

a Delaware limited liability company

By: /s/ Mark Ableman

Printed: Mark Ableman

Title: Managing Director

Dated: 05/09/2025

TENANT:

MBX BIOSCIENCES, INC.,

a Delaware corporation

By: /s/ P. Kent Hawryluk

Printed: P. Kent Hawryluk

Title: President and Chief Executive Officer

Dated: 05/09/2025

EXHIBIT C

ESTOPPEL LETTER

Estoppel Letter

Dated: ___/___/___

To: LMM II IN LLC ("Landlord")

c/o Zeller Management Corporation

11611 North Meridian Street, Suite 120

Carmel, IN 46032

Attn: Property Manager

Re: Office Space located at 11711 N. Meridian Street, Carmel, IN 46032, for MBX BIOSCIENCES, INC., a Delaware corporation

Ladies and Gentlemen:

The undersigned, as Tenant under a lease dated _______________ (the "Lease") for the above‑referenced office space, hereby confirms and represents to you the following:

(i)
Attached hereto as Exhibit 1 is a true and correct and complete copy of the Lease. The Lease has not been modified, altered or amended in any way, except by said documents attached hereto.
(ii)
The undersigned has accepted and is in possession of the premises demised pursuant to the terms of the Lease. Landlord has fully performed all of its obligations to construct any improvements in and/or to the premises demised under the Lease. All reimbursements for construction of improvements, if any, have been paid to us by Landlord.
(iii)
To the best of the undersigned's knowledge, neither Landlord nor Tenant is in default in any manner in the performance of any of the terms, covenants or provisions of the Lease, and to the best of the undersigned's knowledge, no fact or condition presently exists which, with the passage of time, the giving of notice, or both, would constitute a default by either Landlord or Tenant under the Lease. The undersigned has not sent nor received any notice of default under the Lease which, as of the date hereof, has not been cured and has no unsatisfied claims against Landlord.
(iv)
The Lease is in full force and effect, and Tenant has no defenses or set‑offs arising out of the Lease or in any way relating thereto.

The above statements are made upon the understanding that future owners or financiers of the Premises may rely on the above statements.

TENANT:

MBX BIOSCIENCES, INC.,

a Delaware corporation

By:

P. Kent Hawryluk, President and Chief Executive Officer